Church & Dwight Co., Inc.

News Release

Contact:
Lee McChesney
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS Q1 2026 RESULTS

Q1 NET SALES, GROSS MARGIN AND ADJUSTED EPS EXCEED OUTLOOK

REITERATING FULL YEAR 2026 OUTLOOK

2026 First Quarter Results	2026 Full Year Outlook

• Net Sales +0.2% Reflecting Strategic Portfolio Actions

• Organic Sales +5.0%: Domestic +5.4% | Int’l +3.7% | SPD +3.1%¹

• Adjusted Gross Margin of 46.4%¹ (+130 Bps)

• Reported EPS $0.91, Adjusted EPS $0.95¹ (+4.4%)

• Cash from Operations $174.8 million

• Net Sales -1.5% to -0.5% Reflecting Strategic Portfolio Actions

• Organic Sales Growth 3% to 4%[1]

• Adjusted Gross Margin Expansion of 100 bps

• Reported EPS 18% to 22%, Adjusted EPS 5% to 8%¹

• Cash from operations $1.15 billion

EWING, NJ, May 1, 2026 – Church & Dwight Co., Inc. (NYSE: CHD) today announced that the Company exceeded its first quarter outlook with stronger than expected sales, gross margin expansion, earnings growth and continued market share gains across its global portfolio. Reflecting our 2025 strategic portfolio actions, first quarter 2026 net sales increased 0.2% to $1,469.3 million, exceeding the Company’s first quarter outlook of a 1% decline. Organic sales grew 5.0% versus our 3% outlook with growth across all three divisions and was driven by volume growth of 5.3%, partially offset by negative pricing and mix of 0.3%.

Rick Dierker, Chief Executive Officer, commented, “Our brands continue to perform exceptionally well in this dynamic macroeconomic environment. Solid category growth and the performance of our balanced portfolio of value and premium products provide further confidence in our full-year outlook. Our growth was broad-based with volume growth driven by strong innovation and distribution wins across all domestic classes of trade. Our operating model of consistent delivery of sales growth, margin expansion, and efficient working capital management leads to strong cash flow generation, fueling our investments in our existing brands and the acquisition of market leading new brands.

“In the first quarter, the Company’s domestic division grew 5.4% organically due to broad based growth across our household and personal care portfolio. The international division grew organically 3.7% in the first quarter, driven by growth in both GMG and our subsidiaries. Our Specialty Products division’s organic sales grew 3.1% with strong global results. Global e-commerce also continued to grow in the first quarter. Global online sales now represent 24% of total consumer sales. Finally, the Company generated solid cash flow in the quarter, and we continue to expect approximately $1.15 billion of cash from operations this year.

“Reported EPS was $0.91, compared to $0.89 last year, Adjusted EPS was $0.95, an increase of 4.4%. First quarter Adjusted EPS exceeded the Company’s outlook of $0.92 driven primarily by higher sales volume and strong gross margins.”

First Quarter Review

Consumer Domestic net sales were $1,117.7 million, a $12.1 million or 1.1% decrease reflecting the Company’s 2025 strategic portfolio actions. Organic sales increased 5.4% due to volume (+5.5%) partially offset by price and product mix (-0.1%). Organic growth in THERABREATH™ mouthwash and toothpaste, ARM & HAMMER™ cat litter, HERO™ and OXICLEAN™ was partially offset by declines in WATERPIK™ flossers. Reported Consumer Domestic sales also included growth from the TOUCHLAND™ acquisition offset by the sales impact from last year’s strategic portfolio actions.

Consumer International net sales were $273.9 million, a $12.0 million or 4.6% increase. Organic sales increased 3.7% due to higher volume (+5.3%) partially offset by lower price and product mix (-1.6%). Growth was led by the THERABREATH, HERO, and BATISTE™ brands, partially offset by lower Middle East region sales. Reported Consumer International sales also included growth from the TOUCHLAND™ acquisition and was offset by the sales impact from last year’s strategic portfolio actions.

Specialty Products net sales were $77.7 million, a $2.3 million or 3.1% increase. Organic sales also increased 3.1% due to a combination of higher volume (+2.0%) and higher price and product mix (+1.1%).

Gross margin increased 140 basis points to 46.4%. Adjusted gross margin was also 46.4%1, an increase of 130 basis points driven by higher volume, productivity, favorable mix from our acquisitions and portfolio actions partially offset by higher inflation and tariff costs.

Marketing expense was $139.4 million, up $2.8 million and 20 basis points as a percentage of sales compared to last year. The Company continues to invest in its brands and new products, supporting our innovation initiatives and organic growth.

Selling, general, and administrative expense (SG&A) was $251.0 million, including $6.3 million of charges related to restricted stock issued for the TOUCHLAND acquisition. Adjusted SG&A was $239.4 million1 or 16.3% of net sales, a 110-basis point increase versus prior year primarily driven by amortization and SG&A related to the Touchland acquisition.

Income from Operations was $291.0 million. Adjusted income from operations was $302.6 million, an increase of $0.1 million versus prior year.1 In the first quarter, the strong growth in organic sales and gross margin was largely offset by the increased investments in marketing and the higher Touchland SG&A and amortization.

Other Expense increased $5.2 million reflecting lower interest income.

The adjusted effective tax rate decreased to 20.3% from 21.8% in the first quarter of 2025 as a result of lower first quarter state taxes.

Cash Flow

The Company delivered another quarter of strong cash results in the first quarter, with cash from operations of $174.8 million, a decrease of $10.9 million versus prior year. Higher cash earnings were offset by an increase in working capital in support of organic growth. Capital expenditures for the first quarter were $31.9 million, up $15.4 million from the prior year. We continue to expect capital expenditures for the full year to be approximately $130 million or 2% of sales.

As of March 31, 2026, the Company’s total debt was $2.2 billion and its cash-on-hand was $503.4 million. The strong cash flow and balance sheet provide the Company robust liquidity and flexibility as we continue to pursue additional acquisitions and invest in growth opportunities.

2026 New Products

“Innovation has always been a key driver of our organic growth, and the first quarter of this year was no exception,” said Mr. Dierker. “We are confident that our relentless focus on innovation will continue to drive industry-leading growth, distribution gains at shelf, and market share expansion. New product launches this year are expected to account for half of our organic growth as we innovate in key categories across our portfolio of industry-leading, everyday products.”

Our 2026 innovation portfolio is focused on the following:

THERABREATH™ launched its new line of toothpaste with three offerings designed to offer long-lasting fresh breath, deep cleaning, whitening, and improved gum health. Consumer reviews across multiple platforms have shown a strong average rating of 4.6. Consumers and THERABREATH™ brand loyalists appreciate the effective cleaning and flavor profile – designed to be fresh but not overpowering.

ARM & HAMMER™ Cat Litter has launched DUAL DEFENSE™ with Microban® Clumping Litter. This innovative formula delivers two layers of powerful protection: ARM & HAMMER™ odor eliminating technology that seals and destroys odors, plus Microban® antimicrobial product protection. Designed for germ conscious pet parents, DUAL DEFENSE™ litter provides elevated confidence and a fresher experience.

HERO™ is the leader in acne treatment and is now launching a platform of cleansers developed specifically for acne-prone consumers – effective, gentle on skin, and without the drying effect of many acne products. A line of three HERO™ facial cleansers will launch nationally mid-year 2026, covering a range of acne consumer cleansing needs.

HERO™ MIGHTY SHIELD™ addresses a clear and growing consumer need for invisible, under makeup pimple protection that doesn’t compromise skin or aesthetics – a need driven by fear of worsening breakouts when layering products. This liquid to patch film seals zits while they heal, lets users conceal seamlessly, and delivers the “invisible on skin” benefit creating a new usage occasion.

ARM & HAMMER™ Baking Soda is a trusted, go-to cleaning solution, and ARM & HAMMER™ is launching a Baking Soda Fresh Laundry Detergent with 10x more baking soda, leaning into its iconic Baking Soda equity. ARM & HAMMER Baking Soda Fresh detergent whitens, brightens, and delivers long-lasting freshness with a Sparkling Fresh scent. This launch expands the value tier of the ARM & HAMMER™ laundry portfolio during a time when consumers are looking for everyday value combined with reliable cleaning performance.

TROJAN™ G.O.A.T. Greatest of all Trojan™ condoms feature an ultra-flex, non-latex material that is our softest and most flexible ever. The enhanced softness and flexibility help deliver a more natural-feeling experience compared to traditional condoms. TROJAN G.O.A.T. condoms are odorless, colorless, and help enhance body heat transfer for next-level intimacy. Since the Q4 2025 launch, TROJAN G.O.A.T. condoms are now the #1 rated TROJAN branded condom on Amazon with a 4.7-star rating.

Outlook for 2026

“We delivered a strong start to 2026 and continued to grow our share. With our largest categories growing on average 3%, our brands grew faster and gained share behind innovation, distribution wins and strong marketing,” said Mr. Dierker. “The strength of our brands, last year’s strategic portfolio actions, and the new growth initiatives give us continued confidence as we progress through 2026. We remain focused on offering high-quality, solution-oriented products to consumers at the right value. Our outlook reflects strong operating fundamentals focused on volume growth, innovation, margin expansion, brand support and operating income growth.

“While the situation in the Middle East remains fluid and is creating some incremental volume and inflationary pressure on commodities and transportation, we believe we can offset this transitory pressure and maintain our outlook for 2026.

“We continue to expect volume driven organic sales growth of approximately 3% to 4%. ¹ We continue to expect reported sales to decline approximately 1.5% to 0.5%, due entirely to the portfolio actions in 2025.

“Full-year reported gross margin is expected to expand approximately 100 basis points. Higher volume, productivity and favorable mix from our acquisitions and portfolio actions are expected to fully offset higher inflation, tariff costs, and the latest commodity and transportation headwinds. Marketing as a percentage of sales is expected to be approximately 11%, in line with our evergreen model.

“We expect SG&A as a percentage of sales to remain higher when compared to 2025, reflecting the impact of the TOUCHLAND acquisition in the first half of the year and our focused investments on new growth initiatives, ecommerce and our international business. Our adjusted tax rate is expected to be approximately 21.5% versus our adjusted tax rate of 22.3% in 2025.

“We continue to expect full-year reported EPS to increase approximately 18% to 22%. Our Adjusted EPS expectation for 2026 remains at 5% to 8% growth, driven by expected growth in all three divisions. As a reminder, this growth outlook offsets $400 million of lower revenue and related stranded costs connected with our successful 2025 strategic portfolio actions. The Adjusted EPS range excludes a 1% impact from expenses related to an ERP upgrade project that will continue through the first half of this year. We continue to expect 2026 EPS growth to occur in the second half of the year due to the marketing investments and TOUCHLAND acquisition’s amortization and SG&A in the first half of the year.

“Cash flow from operations is expected to be approximately $1.15 billion this year, with higher working capital to support growth in our recent acquisitions. We expect 2026 capital expenditures of approximately $130 million or approximately 2% of sales. We will continue to pursue acquisitions across the globe that meet our strict criteria, with an emphasis on fast-moving consumable products, similar to the THERABREATH, HERO, and TOUCHLAND acquisitions.

“We expect organic sales growth of approximately 3%¹ in the second quarter and we expect a reported sales decline of approximately 1% due entirely to the strategic portfolio actions in 2025. Also in the second quarter, we expect gross margin expansion of approximately 50 basis points, reflecting pressure from transportation costs prior to mitigation efforts taking effect later in the year. We also continue to expect an increase in marketing and SG&A, and a tax rate of approximately 21%. The higher marketing and SG&A, which includes Touchland amortization, will more than offset the higher gross margin resulting in an expected Adjusted EPS of $0.88 per share for the quarter.” ¹

¹ Organic Sales, Adjusted Gross Margin, Adjusted SG&A, Adjusted Income from Operations, Adjusted Tax Rate, and Adjusted EPS are non-GAAP measures. See non-GAAP reconciliations included at the end of this release.

Church & Dwight Co., Inc. (NYSE: CHD) will host a webcast to discuss first quarter 2026 results on May 1, 2026, at 10:00 a.m. (ET). The webcast will be broadcast online and will also be available for replay from May 1, 2026, to May 8, 2026.

About Church & Dwight Co., Inc.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH®, HERO® and TOUCHLAND®. For more information, visit the Company’s website.

Church & Dwight has a longstanding heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER™ brand introduced the first nationally distributed, phosphate-free detergent. That same year, Church & Dwight was honored to be one of a few corporate sponsors of the first annual Earth Day. Most recently in 2024 and 2025, our ongoing progress earned continued public recognition, including Time Magazine’s Ranking of the World’s Most Sustainable Companies, Newsweek Magazine’s Americas Most Responsible Companies, USA Today’s Ranking of America’s Climate Leaders, EPA’s Safer Choice Partner of the Year, FTSE4Good Index Series, amongst others. For more information, see the Church & Dwight 2025 Sustainability Report on the Company’s website.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of tariffs; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; the impact of new accounting pronouncements; cost savings programs; recessionary conditions; interest rates; inflation; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions; and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “outlook,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; the impact of new regulations and legislation and change in regulatory priorities; shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; the impact on the global economy of the Russia/Ukraine war and conflict in the Middle East, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war, conflict in the Middle East or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; impairment charges or other negative impacts to the value of the Company’s assets; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; our ability to complete the announced strategic alternatives for certain of our businesses and realize the intended benefits; the risk that the announcement of strategic alternatives could have an adverse effect on the Company; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates; foreign currency exchange rate fluctuations; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In millions, except per share data)	March 31, 2026	March 31, 2025
Net Sales	$1,469.3	$1,467.1
Cost of sales	787.9	807.5
Gross Profit	681.4	659.6
Marketing expenses	139.4	136.6
Selling, general and administrative expenses	251.0	227.7
Income from Operations	291.0	295.3
Equity in earnings of affiliates	2.3	1.6
Other income (expense), net	(20.7)	(14.8)
Income before Income Taxes	272.6	282.1
Income taxes	56.3	62.0
Net Income	$216.3	$220.1
Net Income per share - Basic	$0.91	$0.90
Net Income per share - Diluted	$0.91	$0.89
Dividends per share	$0.31	$0.29
Weighted average shares outstanding - Basic	236.5	245.8
Weighted average shares outstanding - Diluted	238.1	248.0

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	March 31, 2026	December 31, 2025
Assets
Current Assets
Cash and Cash Equivalents	$503.4	$409.0
Accounts Receivable	576.6	593.4
Inventories	578.4	534.8
Other Current Assets	62.3	59.8
Total Current Assets	1,720.7	1,597.0
Property, Plant and Equipment (Net)	823.9	822.8
Equity Investment in Affiliates	12.3	10.3
Trade Names and Other Intangibles	3,477.2	3,511.5
Goodwill	2,629.4	2,627.5
Other Long-Term Assets	343.0	343.3
Total Assets	$9,006.5	$8,912.4
Liabilities and Stockholders’ Equity
Other Current Liabilities	1,413.4	1,497.7
Long-Term Debt	2,205.7	2,205.1
Other Long-Term Liabilities	1,201.4	1,207.4
Stockholders’ Equity	4,186.0	4,002.2
Total Liabilities and Stockholders’ Equity	$9,006.5	$8,912.4

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in millions)	March 31, 2026	March 31, 2025

Net Income	$216.3	$220.1

Depreciation and amortization	62.9	60.9
Deferred income taxes	4.5	(3.5)
Non-cash compensation	25.7	20.7
Other	(0.6)	1.7
Subtotal	308.8	299.9

Changes in assets and liabilities:
Accounts receivable	13.7	6.6
Inventories	(45.1)	(16.0)
Other current assets	(8.3)	(7.0)
Accounts payable	2.3	(7.8)
Accrued expenses	(131.3)	(141.5)
Income taxes payable	44.2	55.1
Other	(9.5)	(3.6)
Net cash from operating activities	174.8	185.7

Capital expenditures	(31.9)	(16.5)
Other	(1.6)	(0.2)
Net cash (used in) investing activities	(33.5)	(16.7)

Payment of cash dividends	(72.9)	(72.4)
Proceeds from stock option exercises	16.6	19.3
Proceeds from VMS Transition Services Agreement	36.2	0.0
Payment of business acquisition liabilities	(19.8)	(5.9)
Deferred financing and other	(5.0)	(2.0)
Net cash (used in) financing activities	(44.9)	(61.0)

F/X impact on cash	(2.0)	2.4

Net change in cash and cash equivalents	$94.4	$110.4

2026 and 2025 Product Line Net Sales

	Three Months Ended		Percent
	3/31/2026	3/31/2025	Change
Household Products	$641.6	$614.9	4.3%
Personal Care Products	476.1	514.9	-7.5%
Consumer Domestic	$1,117.7	$1,129.8	-1.1%
Consumer International	273.9	261.9	4.6%
Total Consumer Net Sales	$1,391.6	$1,391.7	0.0%
Specialty Products Division	77.7	75.4	3.1%
Total Net Sales	$1,469.3	$1,467.1	0.2%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year gross margin.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted Other Income (expense):

This press release also presents adjusted other income (expense), namely other income (expense) calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year other income (expense).

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 3/31/2026

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	0.2%	0.0%	-1.1%	4.6%	3.1%
Less:
Acquisitions	2.2%	2.3%	2.5%	1.1%	0.0%
Add:
FX / Other	-1.1%	-1.1%	0.0%	-5.9%	0.0%
Divestitures	8.1%	8.5%	9.0%	6.1%	0.0%

Organic Sales Growth	5.0%	5.1%	5.4%	3.7%	3.1%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	Three Months Ended March 31, 2026
	As Reported (US GAAP)	Year-over-year GAAP Change	ERP Project Costs	Touchland Restricted Stock	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$1,469.3	$2.2	$0.0	$0.0	$1,469.3	$2.2
Cost of sales	787.9	(19.6)	0.0	0.0	787.9	(17.7)
Gross Profit	681.4	21.8	0.0	0.0	681.4	19.9
Gross Margin	46.4%	1.4%			46.4%	1.3%

Marketing expenses	139.4	2.8	0.0	0.0	139.4	2.8
Percent of Net Sales	9.5%	0.2%			9.5%	0.2%

SG&A	251.0	23.3	(5.4)	(6.3)	239.4	17.0
Percent of Net Sales	17.1%	1.6%			16.3%	1.1%
Income from Operations	291.0	(4.3)	5.4	6.3	302.6	0.1
Operating Margin	19.8%	-0.4%			20.6%	0.0%

Equity in earnings of affiliates	2.3	0.7	0.0	0.0	2.3	0.7
Other income (expense), net	(20.7)	(5.9)	0.0	0.0	(20.7)	(5.9)
Income before Income Taxes	272.6	(9.5)	5.4	6.3	284.2	(5.1)
Income taxes	56.3	(5.7)	1.3	0.0	57.6	(5.4)
Net Income	$216.3	$(3.8)	$4.1	$6.3	$226.6	$0.3
Net Income per share - Diluted	$0.91	2.2%	$0.01	$0.03	$0.95	4.4%
Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Three Months Ended March 31, 2025
	As Reported (US GAAP)	Year-over-year GAAP Change	ERP Project Costs	Hero Restricted Stock	Business refinement costs and related impairments	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$1,467.1	$(36.2)	$0.0	$0.0	$0.0	$1,467.1	$(36.2)
Cost of sales	807.5	(8.8)	0.0	0.0	(1.9)	805.6	(10.7)
Gross Profit	659.6	(27.4)	0.0	0.0	1.9	661.5	(25.5)
Gross Margin	45.0%	-0.7%				45.1%	-0.6%

Marketing expenses	136.6	(15.4)	0.0	0.0	0.0	136.6	(15.4)
Percent of Net Sales	9.3%	-0.8%				9.3%	-0.8%

SG&A	227.7	(2.3)	(1.0)	(2.8)	(1.5)	222.4	(0.3)
Percent of Net Sales	15.5%	0.2%				15.2%	0.4%
Income from Operations	295.3	(9.7)	1.0	2.8	3.4	302.5	(9.8)
Operating Margin	20.2%	-0.1%				20.6%	-0.2%

Equity in earnings of affiliates	1.6	0.5	0.0	0.0	0.0	1.6	0.5
Other income (expense), net	(14.8)	7.2	0.0	0.0	0.0	(14.8)	7.2
Income before Income Taxes	282.1	(2.0)	1.0	2.8	3.4	289.3	(2.1)
Income taxes	62.0	5.6	0.2	0.0	0.8	63.0	6.6
Net Income	$220.1	$(7.6)	$0.8	$2.8	$2.6	$226.3	$(8.7)
Net Income per share - Diluted	$0.89	-4.3%	$0.0	$0.01	$0.01	$0.91	-5.2%
Amounts may not add due to rounding

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	June 30, 2026	December 31, 2026
Reported Sales Growth	-1.0%	-1.5% to -0.5%
Acquisition/Divestiture/FX/Other	4.0%	4.5%

Organic Sales Growth	3.0%	3% to 4%

	For the year ended December 31, 2026	For the year ended December 31, 2025
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$ 3.57 to 3.67	$3.02
ERP Project Costs	0.04	0.02
Touchland Restricted Stock	0.10	0.05
Business Exit Related Impairments	0.00	0.14
Hero Restricted Stock	0.00	0.03
Waterpik Restructuring	0.00	0.01
Touchland Earnout	0.00	0.08
VMS Divestiture	0.00	0.18
Diluted Earnings Per Share - Adjusted (non-GAAP)	$ 3.71 to 3.81	$3.53